Exhibit 99.1

Nexeo Solutions Announces Plan to Purchase Archway Sales, Inc.

Nexeo Solutions Continues to Build Capability

THE WOODLANDS, TX U.S.A. — February 11, 2014 - Nexeo Solutions, a leader in chemicals distribution, announced that it has entered into an agreement to acquire Archway Sales, Inc. and JACAAB, LLC (“Archway”).  This acquisition reflects Nexeo Solutions’ continued focus and commitment to expand its presence in specialty chemicals.

“Archway’s specialty portfolio closely aligns with our end market strategy,” says Nexeo Solutions’ President and CEO, David Bradley. “The similarity in our business models and our complementary product portfolios make this the natural next step on our path to market leadership.”

This acquisition creates a comprehensive product offering.  The combined capability of Nexeo Solutions and Archway creates a full line distributor and a true leader in the CASE (coatings, adhesives, sealants and elastomers) industry.

“I believe we can bring our expertise and best practices to a common platform to make us stronger and more competitive,” according to Jack Baumstark Sr., Chairman and CEO for Archway.  “We strive to be the preferred choice that comes to the minds of employees, customers, and suppliers in specialty chemical distribution.”

This transaction is expected to close on or about April 1, 2014, and is subject to customary closing conditions and regulatory approvals.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical, plastics and composites distributor with a centralized business model.  Operating in over 70 countries worldwide, Nexeo offers over 27,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, energy, paints and coatings, automotive, healthcare, marine, and personal care. Nexeo distributes these products North America, EMEA and Asia. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing approximately 2,400 employees, Nexeo connects a network of over 1,200 suppliers with a diverse base of more than 28,000 customers. Learn more at www.nexeosolutions.com.

About Archway

Archway is a top chemical distribution company and provider of specialty chemicals with more than 45 years serving customers in the Midwest, Northeast, Central, Southeast and West regions of the U.S.  With more than 100 employees, Archway operates from their headquarters in St. Louis as well as regional offices in Kansas City, Memphis, Chicago, Ohio, Atlanta and Elmsford, NY. Focused on specialty products, Archway is a preferred distributor of CASE, Polymers and other chemical products representing some of the top names in chemical suppliers.

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FOR FURTHER INFORMATION PLEASE CONTACT

Media Relations, Nexeo Solutions

Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com